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                                                                  EXHIBIT 99.3



CAPSTAR RADIO BROADCASTING PARTNERS COMPLETES
TENDER OFFER FOR SENIOR SUBORDINATED NOTES

         AUSTIN, TEXAS, APRIL 29, 1998 -- Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio"), a subsidiary of Capstar Broadcasting Partners, Inc., announced today that it has completed its offer to purchase its 13 1/4% Senior Subordinated Notes due 2003 (the "Notes"). The company's cash tender offer and related consent solicitation, which commenced on March 30, 1998, expired at 5:00 p.m., New York City time, on Monday, April 27, 1998 (the "Expiration Date").

         As of the Expiration Date, $76,808,000 aggregate principal amount of the Notes representing 100% of the outstanding Notes had been validly tendered and not withdrawn. All Notes validly tendered with respect to the tender offer prior to expiration were accepted for payment. In addition, the Company received the requisite consents to the proposed amendments to the Indenture pursuant to which the Notes were issued.

         BT Alex. Brown Incorporated served as the Dealer Manager for the tender offer and the consent solicitation.

         Capstar Radio is the largest radio broadcaster in the United States operating primarily in mid-sized markets. Since its first acquisition in October 1996, Capstar Radio has assembled, on a pro forma basis after giving effect to pending transactions, a nationwide portfolio of 300 owned and operated or programmed stations in 75 mid-sized markets.


For more information contact:


         Lisa Dollinger
         Capstar Radio Broadcasting Partners, Inc.
         600 Congress Avenue, Suite 1400
         Austin, Texas
         Telephone No. (512) 340-7800